Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Taryn Unruh
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	unruh@formulapr.com

CYMER REPORTS THIRD QUARTER 2012 OPERATING RESULTS

SAN DIEGO, Calif., October 26, 2012 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to manufacture advanced semiconductor devices, today announced operating results for the third quarter ended September 30, 2012.

For the third quarter of 2012:

•

net income totaled $9.8 million, equal to $0.31 per share (diluted), compared to net income of $11.3 million, equal to $0.36 per share (diluted) in the third quarter of 2011 and net income of $9.6 million, equal to $0.30 per share (diluted), in the second quarter of 2012.

•	revenue totaled $131.5 million compared to revenue of $128.7 million in the third quarter of 2011, and revenue of $149.3 million in the second quarter of 2012.

Commenting on the results, Bob Akins, Cymer’s chief executive officer, said, “Third quarter profitability exceeded our expectations driven by higher gross margin and lower than forecasted operating expenses. Revenue was below our July guidance as deep ultraviolet (DUV) light source demand softened throughout the quarter. Additionally, customer acceptance of a Display Products Group (DPG) Gen 4 tool did not occur in the quarter. OnPulse revenue, which accounts for approximately 88 percent of our Installed Base Products (IBP) revenue, increased as compared to the prior quarter primarily due to a continued higher mix of ArF pulses and installed base growth. We demonstrated sustained 30 Watts EUV source expose power during the quarter and we completed the delivery of our first EUV 3300 source to ASML.”

In the third quarter of 2012, the company shipped 27 DUV light sources, of which 17 were ArF immersion and 10 were KrF, and the company installed 24 DUV light sources at chipmaker locations. Gross profit was $71.8 million for the third quarter of 2012, yielding a 54.6 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $62.7 million. Total operating income was $9.0 million or approximately seven percent of revenue.

DUV and IBP bookings for the third quarter of 2012 totaled $112.4 million, resulting in a book-to-bill ratio of 0.86. Forty-seven percent of the DUV unit bookings were ArF immersion and 53 percent were KrF. The company ended the quarter with a DUV backlog of $50.3 million.

As of September 30, 2012, cash and investments totaled $305.1 million.

– more –

CYMER REPORTS THIRD QUARTER 2012 OPERATING RESULTS……………………..……………Page 2 of 5

Forward Looking Statements

This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding plans for the development and performance of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, and expectations for growth in Installed Base Products revenue. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the inability to obtain Cymer shareholder approval or regulatory approval for the proposed transaction with ASML; the satisfaction of other conditions to the closing of the proposed transaction with ASML; the possibility that the length of time necessary to consummate the proposed transaction with ASML may be longer than anticipated; risks associated with integrating the businesses of Cymer and ASML; the possibility that the businesses of ASML and Cymer may suffer as a result of uncertainty surrounding the proposed transaction with ASML; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. The foregoing list of factors is not exhaustive. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is an industry leader in developing lithography light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, CA, has more than 1,200 employees on payroll (expressed in full time equivalents) and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

- more -

CYMER REPORTS THIRD QUARTER 2012 OPERATING RESULTS……………………..……………Page 3 of 5

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$131,478	$128,698	$431,288	$441,331
Cost of revenue	59,690	63,635	205,206	212,571

Gross profit	71,788	65,063	226,082	228,760

Operating expenses:
Research and development	46,088	35,240	138,685	93,474
Sales and marketing	5,968	6,200	18,938	18,226
General and administrative	10,686	10,217	31,519	31,085

Total operating expenses	62,742	51,657	189,142	142,785

Operating income	9,046	13,406	36,940	85,975

Other (expense) income:
Foreign currency exchange (loss) gain	(436)	(30)	(989)	875
Interest income	292	205	972	467
Interest expense	(141)	(184)	(520)	(521)
Other income (expense)	12	(3)	168	0

Total other (expense) income	(273)	(12)	(369)	821

Income before income taxes	8,773	13,394	36,571	86,796
Income tax (benefit) expense	(1,053)	2,144	(4,389)	19,026

Net income	$9,826	$11,250	$40,960	$67,770

Earnings per share:
Basic	$0.31	$0.37	$1.32	$2.23

Diluted	$0.31	$0.36	$1.29	$2.19

Weighted average shares outstanding:
Basic	31,284	30,555	31,125	30,428

Diluted	32,004	30,992	31,814	30,991

- more -

CYMER REPORTS THIRD QUARTER 2012 OPERATING RESULTS……………………..……………Page 4 of 5

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$110,071	$125,027
Restricted cash	6,150	5,903
Short-term investments	153,622	124,712
Accounts receivable, net	129,997	123,970
Inventories	286,729	221,740
Deferred income taxes	36,258	26,963
Other current assets	49,976	35,601

Total current assets	772,803	663,916
Long-term investments	41,401	73,811
Property, plant and equipment, net	142,997	119,015
Deferred income taxes	31,510	34,591
Goodwill	17,125	16,792
Intangible assets, net	8,971	9,928
Other assets	12,960	9,691

Total assets	$1,027,767	$927,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,199	$38,876
Deferred revenue	86,301	56,546
Deferred income taxes	178	171
Other current liabilities	34,711	49,619

Total current liabilities	176,389	145,212
Deferred revenue	7,184	5,871
Deferred income taxes	1,484	1,463
Other liabilities	23,130	27,255

Total liabilities	208,187	179,801

Stockholders’ equity:
Preferred stock	-	-
Common stock	45	44
Additional paid-in capital	687,277	658,755
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(9,764)	(11,918)
Retained earnings	634,912	593,952

Total stockholders’ equity	819,580	747,943

Total liabilities and stockholders’ equity	$1,027,767	$927,744

- more -

CYMER REPORTS THIRD QUARTER 2012 OPERATING RESULTS……………………..……………Page 5 of 5

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income	$ 40,960	$ 67,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	21,990	14,744
Stock-based compensation	18,582	11,960
Bad debt expense	408	6
Excess tax benefits from stock option exercises	(2,630)	(3,902)
Provision for deferred income taxes	(3,640)	(2,398)
Loss on disposal or impairment of property, plant and equipment	174	127
Change in assets and liabilities:
Restricted cash	(247)	(5,790)
Accounts receivable	(6,402)	3,836
Inventories	(65,625)	(21,666)
Other assets	(17,336)	(2,968)
Accounts payable	16,758	7,502
Deferred revenue	31,611	20,895
Other liabilities	(16,303)	(29,740)

Net cash provided by operating activities	18,300	60,376

Investing activities:
Acquisition of property, plant and equipment	(41,580)	(14,837)
Cash paid for acquisition of eDiag, net of cash acquired	0	(3,785)
Purchases of investments	(246,611)	(204,131)
Proceeds from sold or matured investments	247,857	105,952

Net cash used in investing activities	(40,334)	(116,801)

Financing activities:
Proceeds from issuance of common stock	7,521	14,966
Excess tax benefits from stock option exercises	2,630	3,902
Install payments related to prior acquisition	(3,000)	0
Payments under capital lease obligations	(244)	(83)

Net cash provided by financing activities	6,907	18,785

Effect of exchange rate changes on cash and cash equivalents	171	359

Net decrease in cash and cash equivalents	(14,956)	(37,281)
Cash and cash equivalents at beginning of the period	125,027	154,312

Cash and cash equivalents at end of the period	$ 110,071	$ 117,031

###